EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2022

Miami, FL — (GLOBE NEWSWIRE — November 16, 2022) — PennantPark Floating Rate Capital Ltd. (NYSE: PFLT) (TASE: PFLT) announced today financial results for the fourth quarter and fiscal year ended September 30, 2022.

HIGHLIGHTS

Quarter ended September 30, 2022

($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio (1)		$1,164.3
Net assets		$527.1
GAAP net asset value per share		$11.62
Quarterly decrease in GAAP net asset value per share		(4.8)%
Adjusted net asset value per share (2)		$11.59
Quarterly decrease in adjusted net asset value per share (2)		(3.6)%

Credit Facility		$167.6
2023 Notes		$96.8
2026 Notes		$182.3
2031 Asset-Backed Debt		$226.1
Regulatory Debt to Equity		1.29x
GAAP Net Debt to Equity (3)		1.19x
Weighted average yield on debt investments at quarter-end		10.0%

	Quarter Ended	Year Ended
	September 30, 2022	September 30, 2022

Operating Results:
Net investment income	$12.7	$48.6
Net investment income per share (GAAP)	$0.29	$1.18
Credit facility amendment costs per share	$0.01	$0.01
Core net investment income per share (4)	$0.30	$1.18
Distributions declared per share	$0.285	$1.14

Portfolio Activity:
Purchases of investments	$54.7	$607.8
Sales and repayments of investments	$98.0	$495.2

PSSL Portfolio data:
PSSL investment portfolio		$754.7
Purchases of investments	$50.2	$278.8
Sales and repayments of investments	$33.2	$102.4

(1)
Includes investments in PennantPark Senior Secured Loan Fund I LLC, or PSSL, an unconsolidated joint venture, totaling $239.6 million, at fair value.
(2)
This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of the $1.5 million unrealized loss on our multi-currency senior secured revolving credit facility, as amended and restated, with Truist Bank (formerly SunTrust Bank) and other lenders, or the Credit Facility, and our 4.3% Series A notes due 2023, or the 2023 Notes. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(3)
This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance including the impact of the $1.5 million unrealized loss on the Credit Facility and the 2023 Notes net of $47.9 million of cash and cash equivalents. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(4)
Core net investment income is a non-GAAP financial measure. The Company believes that core net investment income provides useful information to investors and management because it reflects the Company’s financial performance excluding a one-time expense of $0.4 million associated with the upsized value of our multi-currency senior secured revolving credit facility with Truist Bank and other lenders on September 15, 2022 and the associated incentive fee reduction of $0.1 million. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

CONFERENCE CALL AT 9:00 A.M. ET ON NOVEMBER 17, 2022

PennantPark Floating Rate Capital Ltd. (“we,” “our,” “us” or the “Company”) will also host a conference call at 9:00 a.m. (Eastern Time) on Thursday November 17, 2022 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (888) 394-8218 approximately 5-10 minutes prior to the call. International callers should dial (646) 828-8193. All callers should reference conference ID #7682895 or PennantPark Floating Rate Capital Ltd. An archived replay will also be available through December 1, 2022 on a webcast link located on the home page of the Investor section of PennantPark’s website.

PORTFOLIO AND INVESTMENT ACTIVITY

“We are pleased with the underlying credit performance of our portfolio this quarter. With our primary focus on lower risk, first lien senior secured floating rate loans to U.S. companies, we are positioned to preserve capital and protect against rising inflation and interest rates,” said Art Penn, Chairman and CEO. “We believe that the combination of rising base rates, higher spreads on new loan originations, and a growing PSSL joint venture create multiple pathways for income growth. We are looking forward to investing in the late 2022 and 2023 vintage of new loans that should benefit from more conservative structures at higher yields.”

As of September 30, 2022, our portfolio totaled $1,164.3 million and consisted of $1,009.6 million of first lien secured debt (including $190.2 million in PSSL), $0.1million of second lien secured debt and $154.5 million of preferred and common equity (including $49.4 million in PSSL). Our debt portfolio consisted of 100% variable-rate investments. As of September 30, 2022, we had two portfolio companies on non-accrual, representing 0.9% and zero percent of our overall portfolio on a cost and fair value basis, respectively. Overall, the portfolio had net unrealized depreciation of $8.7 million. Our overall portfolio consisted of 125 companies with an average investment size of $9.3 million, had a weighted average yield on debt investments of 10.0%.

As of September 30, 2021, our portfolio totaled $1,081.6 million, and consisted of $934.4 million of first lien secured debt (including $140.9 million in PSSL), $8.9 million of second lien secured debt and $138.3 million of preferred and common equity (including $44.9 million in PSSL). Our debt portfolio consisted of 99% variable-rate investments. As of September 30, 2021, we had two portfolio companies on non-accrual, representing 2.7% and 2.6% of our overall portfolio on a cost and fair value basis, respectively. Overall, the portfolio had net unrealized depreciation of $11.0 million. Our overall portfolio consisted of 110 companies with an average investment size of $9.8 million, had a weighted average yield on debt investments of 7.4%.

For the three months ended September 30, 2022, we invested $54.7 million in five new and 25 existing portfolio companies with a weighted average yield on debt investments of 8.9%. Sales and repayments of investments for the same period totaled $98.0 million. This compares to the three months ended September 30, 2021, in which we invested $185.7 million in 16 new and 18 existing portfolio companies with a weighted average yield on debt investments of 7.3%. Sales and repayments of investments for the same period totaled $136.6 million.

For the year ended September 30, 2022, we invested $607.8 million in 34 new and 129 existing portfolio companies with a weighted average yield on debt investments of 7.8%. Sales and repayments of investments for the same period totaled $495.2 million.

For the year ended September 30, 2021, we invested $661.1 million in 35 new and 68 existing portfolio companies with a weighted average yield on debt investments of 7.4%. Sales and repayments of investments for the same period totaled $702.1 million.

PennantPark Senior Secured Loan Fund I LLC

As of September 30, 2022, PSSL’s portfolio totaled $754.7 million, consisted of 95 companies with an average investment size of $8.0 million and had a weighted average yield on debt investments of 9.6%. As of September 30, 2021, PSSL’s portfolio totaled $564.8 million, consisted of 74 companies with an average investment size of $7.6 million and had a weighted average yield on debt investments of 7.1%.

For the three months ended September 30, 2022, PSSL invested $50.2 million in nine new and five existing portfolio companies with a weighted average yield on debt investments of 8.8%. PSSL’s sales and repayments of investments for the same period totaled $33.2 million. For the three months ended September 30, 2021, PSSL invested $76.6 million in 12 new and three existing portfolio companies with a weighted average yield on debt investments of 7.3%. PSSL’s sales and repayments of investments for the same period totaled $36.7 million.

For the year ended September 30, 2022, PSSL invested $278.8 million (of which $270.6 million was purchased from the Company) in 34 new and 20 existing portfolio companies with a weighted average yield on debt investments of 8.1%. PSSL’s sales and repayments of investments for the same period totaled $102.4 million.

For the year ended September 30, 2021, PSSL invested $354.4 million (of which $285.7 million was purchased from the Company) in

42 new and 29 existing portfolio companies with a weighted average yield on debt investments of 7.2%. PSSL’s sales and repayments of investments for the same period totaled $185.7 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three months and years ended September 30, 2022 and 2021.

Investment Income

Investment income for the three months ended September 30, 2022 and 2021 was $28.8 million and $21.6 million, respectively, and was attributable to $25.1 million and $18.6 million from first lien secured debt and $3.7 million and $3.0 million from other investments, respectively.

Investment income for the year ended September 30, 2022 was $105.5 million and was attributable to $89.1 million from first lien secured debt and $16.4 million from other investments. Investment income for the year ended September 30, 2021 was $82.7 million and was attributable to $72.1 million from first lien secured debt and $10.6 million from other investments. The increase in investment income compared to the same periods in the prior year was primarily due to an increase in LIBOR and SOFR base rates and an increase in the size of our interest bearing portfolio.

Expenses

Expenses for the three months ended September 30, 2022 and 2021 totaled $16.1 million and $12.3 million, respectively. Base management fee totaled $3.0 million and $2.7 million, incentive fee totaled $3.2 million and $0.6 million, debt related interest and expenses totaled $9.0 million (including $0.4 million attributable to fees associated with the upsizing of the credit facility) and $8.5 million (including $2.9 million attributable to fees associated with entering into the new credit facility), general and administrative expenses totaled $0.9 million and $0.4 million and provision for taxes totaled $0.1 million and $0.1 million, respectively, for the same periods.

Expenses for the year ended September 30, 2022 and 2021 totaled $56.9 million and $43.1 million, respectively. Base management fee for the same period totaled $11.9 million and $10.7 million, incentive fee totaled $11.6 million and $5.3 million, debt related interest and expenses totaled $29.8 million (including $0.4 million attributable to fees associated with the upsizing of the credit facility) and $24.5 million (including $2.9 million attributable to fees associated with entering into the new credit facility amendment fees), general and administrative expenses totaled $3.2 million and $2.1 million, and provision for taxes totaled $0.4 million and $0.4 million, respectively, for the same periods. The increase in expenses compared to the prior year was primarily due to an increase in base management fees under our Investment Management Agreement with the Investment Advisor and debt related interest and expenses.

Net Investment Income

Net investment income totaled $12.7 million, or $0.28 per share, and $9.3 million, or $0.24 per share, for the three months ended September 30, 2022 and 2021, respectively.

Net investment income totaled $48.6 million, or $1.18 per share, and $39.6 million, or $1.02 per share, for the years ended September 30, 2022 and 2021, respectively. The increase in net investment income compared to the prior year was primarily due to an increase in the size of our portfolio as well as the increase in LIBOR and SOFR base interest rates.

Net Realized Gains or Losses

Net realized gains (losses) on sales and repayments of investments totaled $0.5 million and $2.5 million, respectively for the three months ended September 30, 2022 and 2021.

Net realized gains (losses) on sales and repayments of investments totaled $(11.1) million and $12.8 million, respectively for the years ended September 30, 2022 and 2021. The change in realized gains (losses) was primarily due to changes in market conditions of our investments and the values at which they were realized, caused by the fluctuations in the market and in the economy.

Unrealized Appreciation or Depreciation on Investments, the Credit Facility and the 2023 Notes

For the three months ended September 30, 2022 and 2021, we reported a net change in unrealized appreciation (depreciation) appreciation on investments of $(20.9) million and $(7.5) million, respectively.

For the years ended September 30, 2022 and 2021, we reported net change in unrealized appreciation (depreciation) on investments of $(24.5) million and $41.3 million, respectively. As of September 30, 2022 and 2021, our net unrealized appreciation (depreciation) on investments totaled $(13.1) million and $11.0 million, respectively. The net change in unrealized appreciation/depreciation on our investments for the year ended September 30, 2022 compared to the prior year was primarily due to changes in the capital market conditions of our investments and the values at which they were realized, caused by the fluctuations in the market and in the economy.

For the three months ended September 30, 2022 and 2021, our Credit Facility and 2023 Notes had a net change in unrealized (appreciation) depreciation of $(6.2) million and $(0.3) million, respectively.

For the year ended September 30, 2022 and 2021, the Credit Facility or Prior Credit Facility, as applicable, and the 2023 Notes had a net change in unrealized (appreciation) depreciation of $(4.9) million and $(11.6) million and, respectively. As of September 30, 2022 and 2021, our net unrealized depreciation on the Credit Facility or our Prior Credit Facility, as applicable, and the 2023 Notes totaled $2.3 million and $7.2 million, respectively. The net change in unrealized depreciation for the year ended September 30, 2022 compared to the prior year was primarily due to changes in the capital markets, with the economic instability negatively affecting the value.

Net Change in Net Assets Resulting from Operations

Net change in net assets resulting from operations totaled $(13.1) million, or $(0.34) per share, and $4.0 million, or $0.10 per share, for the three months ended September 30, 2022 and 2021, respectively.

Net change in net assets resulting from operations totaled $3.5 million, or $0.08 per share, and $56.5 million, or $1.46 per share, for the years ended September 30, 2022 and 2021, respectively. The decrease in net assets from operations for the year ended September 30, 2022 compared to the prior year was primarily due to depreciation of the portfolio primarily driven by changes in market conditions.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from proceeds of securities offerings, debt capital and cash flows from operations, including investment sales and repayments, and income earned. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives.

The annualized weighted average cost of debt for the years ended September 30, 2022 and 2021, inclusive of the fee on the undrawn commitment on the Credit Facility or Prior Credit Facility, as applicable, amendment costs and debt issuance costs, was 4.5% and 3.9%, respectively. As of September 30, 2022, we maintained a $366 million Credit Facility, which was recently increased from $300 million during September 2022, and matures in August 2026. As of September 30, 2022 and 2021, we had $197.2 million and $80.6 million of unused borrowing capacity under the Credit Facility or our Prior Credit Facility, as applicable, respectively, subject to leverage and borrowing base restrictions.

As of September 30, 2022 and 2021, our wholly owned subsidiary, PennantPark Floating Rate Funding I, LLC, borrowed $168.8 million and $219.4 million under the Credit Facility or Prior Credit Facility, as applicable, respectively. The Credit Facility had a weighted average interest rate of 4.9% and 2.3%, exclusive of the fee on undrawn commitments as of September 30, 2022 and 2021, respectively.

As of September 30, 2022 and 2021, we had cash equivalents of $47.9 million and $49.8 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to allow us to efficiently operate the business.

Our operating activities used cash of $50.0 million for the year ended September 30, 2022, and our financing activities provided cash of $47.7 million for the same period. Our operating activities used cash primarily for our investment activities and our financing activities used cash primarily for paying down the Credit Facility and paying distributions to stockholders.

Our operating activities provided cash of $49.6 million for the year ended September 30, 2021, and our financing activities used cash of $56.3 million for the same period. Our operating activities used cash primarily for our investment activities and our financing activities used cash primarily for paying down the Credit Facility and paying distributions to stockholders.

DISTRIBUTIONS

During the three months and year ended September 30, 2022, we declared distributions of $0.285 and $1.14 per share, respectively, for total distributions of $12.6 and $46.7 million, respectively. During the three months and year ended September 30, 2021, we declared distributions of $0.285 and $1.14 per share, respectively, for total distributions of $11.0 and $44.2 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the SEC.

AVAILABLE INFORMATION

The Company makes available on its website its Quarterly Report on Form 10-K filed with the SEC, and stockholders may find such report on its website at www.pennantpark.com.

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	September 30, 2022	September 30, 2021
Assets
Investments at fair value
Non-controlled, non-affiliated investments (cost—$882,570 and $824,542, respectively)	$893,249	$856,806
Non-controlled, affiliated investments (cost— zero and $22,380, respectively)	—	7,433
Controlled, affiliated investments (cost— $294,787 and $223,714, respectively)	271,005	217,380
Total of investments (cost—$1,177,357 and $1,070,636, respectively)	1,164,254	1,081,619
Cash and cash equivalents (cost—$47,917 and $49,826, respectively)	47,880	49,826
Interest receivable	7,543	5,446
Receivable for investments sold	3,441	33,965
Prepaid expenses and other assets	748	—
Total assets	1,223,866	1,170,856
Liabilities
Distributions payable	4,308	3,690
Payable for investments purchased	—	13,546
Credit Facility payable, at fair value (cost—$168,830 and $219,400, respectively)	167,563	218,851
2023 Notes payable, at fair value (par—$97,006 and $117,793, respectively)	96,812	111,114
2026 Notes payable, net (par—$185,000 and $100,000, respectively)	182,276	97,171
2031 Asset-Backed Debt, net (par—$228,000)	226,128	225,497
Interest payable on debt	8,163	5,455
Base management fee payable	3,027	2,707
Performance-based incentive fee payable	3,164	624
Accrued other expenses	765	1,590
Deferred tax liability	4,568	—
Total liabilities	696,774	680,245
Commitments and contingencies
Net assets
Common stock, 45,345,638 and 38,880,728 shares issued and outstanding, respectively Par value $0.001 per share and 100,000,000 shares authorized	45	39
Paid-in capital in excess of par value	618,028	538,814
Accumulated deficit	(90,981)	(48,242)
Total net assets	$527,092	$490,611
Total liabilities and net assets	$1,223,866	$1,170,856
Net asset value per share	$11.62	$12.62

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Investment income:
From non-controlled, non-affiliated investments:
Interest	$18,660	$13,357	$68,413	$56,878
Dividend	577	—	2,308	—
Other income	483	1,619	4,278	4,153
From non-controlled, affiliated investments:
Interest	—	1,029	112	1309
Other income	—	1	—	123
From controlled, affiliated investments:
Interest	6,091	2,988	16,724	11,241
Dividend	2,975	2,625	13,650	8,794
Other Income	—	1	—	196
Total investment income	28,786	21,620	105,485	82,694
Expenses:
Base management fee	3,026	2,706	11,930	10,678
Performance-based incentive fee	3,164	625	11,625	5,341
Interest and expenses on debt	9,042	5,625	29,755	21,650
Administrative services expenses	144	150	575	900
Other general and administrative expenses	654	201	2,618	1,201
Expenses before provision for taxes	16,030	9,307	56,503	39,770
Credit Facility amendment costs and debt issuance costs	—	2,898	—	2,898
Provision for taxes	100	100	400	400
Net expenses	16,130	12,305	56,903	43,068
Net investment income	12,656	9,315	48,582	39,626
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on investments and debt:
Non-controlled, non-affiliated investments	515	18,233	11,209	24,613
Non-controlled and controlled, affiliated investments	—	(15,769)	(22,315)	(37,409)
Net realized gain (loss) on investments and debt	515	2,464	(11,106)	(12,796)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(9,766)	2,474	(22,009)	30,881
Non-controlled and controlled, affiliated investments	(11,100)	(9,956)	(2,503)	10,414
Provision for taxes on unrealized appreciation on investments	772	—	(4,568)	—
Debt (appreciation) depreciation	(6,216)	(292)	(4,943)	(11,609)
Net change in unrealized appreciation (depreciation) on investments and debt	(26,310)	(7,774)	(34,023)	29,686
Net realized and unrealized gain (loss) from investments and debt	(25,795)	(5,310)	(45,129)	16,890
Net increase (decrease) in net assets resulting from operations	(13,139)	4,005	$3,453	56,516
Net increase (decrease) in net assets resulting from operations per common share	$(0.34)	$0.10	$0.08	$1.46
Net investment income per common share	$0.29	$0.24	$1.18	$1.02

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle-market credit platform, managing $6.4 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle-market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission as well as changes in the economy and risks associated with possible disruption in the Company’s operations or the economy generally due to terrorism, natural disasters or pandemics such as COVID-19. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

CONTACT:	Richard T. Allorto, Jr.
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com